Exhibit 10.11

SEADRILL LIMITED
2022 MANAGEMENT INCENTIVE PLAN
TIME-VESTED RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AWARD AGREEMENT (this “Agreement”), made as of the _____ day of ______________, 2023 (the “Grant Date”) by Seadrill Limited, an exempted company incorporated and existing under the laws of Bermuda (the “Company”) evidences the time-vested Restricted Stock Units (as defined in the Plan) awarded hereunder to __________ (“Participant”), subject to Participant signing and returning the signature page hereto to the Company, and sets forth the restrictions, terms and conditions that apply thereto. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.
W I T N E S S E T H
WHEREAS, the Committee acting under the Seadrill Limited 2022 Management Incentive Plan, as may be amended (the “Plan”) has determined that it is desirable to award time-vested Restricted Stock Units to Participant pursuant to the Plan; and
WHEREAS, pursuant to the Plan, the Committee has determined that the time-vested Restricted Stock Units so awarded shall be subject to the restrictions, terms and conditions set forth in this Agreement;
NOW, THEREFORE, subject to the terms of this Agreement, the award of time-vested Restricted Stock Units is hereby granted to Participant as follows:
1.Time-Vested Restricted Stock Unit Award. On the terms and conditions and subject to the restrictions, including forfeiture to or acquisition for no further consideration by the Company, hereinafter set forth, the Company hereby awards _____________ Restricted Stock Units (the “Awarded Restricted Stock Units”) to Participant pursuant to the Plan. The Awarded Restricted Stock Units are being awarded to Participant effective as of the Grant Date and shall vest or be forfeited in accordance with (and otherwise be subject to) the provisions of this Agreement. The Awarded Restricted Stock Units are being awarded to Participant without the payment of any cash consideration by Participant, except that payment of the aggregate par value in respect of any Shares delivered hereunder may be required by the Committee or pursuant to procedures of the Committee in respect of the allotment and issuance, transfer or delivery of such Shares.
2.Vesting and Forfeiture. Except as set forth in Section 3 or Section 4 of this Agreement, the Awarded Restricted Stock Units shall vest and the forfeiture restrictions applicable to them under this Agreement shall terminate in accordance with the provisions of the attached Schedule I, provided that Participant remains continuously employed by the Company or a Subsidiary of the Company from the Grant Date through the applicable Vesting Date (as set forth on Schedule I hereto). Unless otherwise determined by the Committee and except as otherwise provided in Section 3 or Section 4 of this Agreement, any Awarded Restricted

Stock Units that have not already vested shall be forfeited by Participant upon the termination of Participant’s employment with the Company or a Subsidiary of the Company. For purposes of this Agreement, transfers of employment without interruption of service between or among the Company and a Subsidiary of the Company shall not be considered a termination of employment.
3.Acceleration of Vesting.
(a)Notwithstanding Section 2 of this Agreement, and except as provided in Section 4, a Pro Rata Portion of the next Tranche of the Awarded Restricted Stock Units shall become vested under this Agreement if, after the first anniversary of the Grant Date, Participant’s employment with the Company or a Subsidiary of the Company terminates pursuant to a Qualifying Termination Event (as defined below). “Qualifying Termination Events” means a termination of Participant’s employment with the Company or a Subsidiary of the Company:
i) by reason of Participant’s death,
ii) by reason of Participant’s Disability, or
iii)by reason of the Company’s termination of Participant’s employment other than for Cause.
(b)For purposes of this Agreement:
i)The “Pro Rata Portion” shall be equal to the product of “A” multiplied by “B,” where “A” equals the number of Awarded Restricted Stock Units in the next Tranche that are not vested on the date of Participant’s termination of employment, and “B” is a fraction, the numerator of which is the number of full months from the prior Vesting Date (as defined in Schedule I hereto) through the date of Participant’s termination of employment, and the denominator of which is 12.
ii)A “Tranche” shall refer to each portion of the Awarded Restricted Stock Units that would vest on a particular Vesting Date (that is, one-half of the Awarded Restricted Stock Units).
(c)Awarded Restricted Stock Units shall become vested pursuant to Section 3(a)(i), Section 3(a)(ii), and Section 3(a)(iii) only upon Participant’s (or Participant’s legal representative’s, heir’s, legatee’s or distributee’s, as applicable) timely execution of a general release of claims no later than 45 days following such Qualifying Termination Event in a form satisfactory to the Company and, if applicable, Participant’s (or Participant’s legal representative’s, heir’s, legatee’s or distributee’s, as applicable) failure to revoke such execution or signature in accordance with the terms of such release, (any such period to execute and revoke such release of claims, the “Consideration Period”). If the Consideration Period spans two calendar years, then, subject to such execution and non-revocation of the release, the Pro Rata Portion of the next Tranche of the Awarded

Restricted Stock Units shall become vested and be settled in Shares in the second calendar year.
(d)For the avoidance of doubt, all Awarded Restricted Stock Units that do not vest in accordance with this Section 3 or Section 4 shall be forfeited by Participant upon the termination of Participant’s employment with the Company or a Subsidiary of the Company or the expiration of the Consideration Period, if applicable.
4.Change in Control.
(a)Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control, if the Awarded Restricted Stock Units are not continued or assumed, or substituted or replaced with an award with respect to cash or shares of the acquiror or surviving entity in such Change in Control, in each case, with substantially equivalent terms and value as the Awarded Restricted Stock Units (“Assumed”), any unvested Awarded Restricted Stock Units shall become vested.
(b)In the event of a Change in Control in which the Awarded Restricted Stock Units are Assumed, the Awarded Restricted Stock Units shall remain subject to the terms and conditions of this Agreement, provided, that, notwithstanding Section 3(a), if Participant’s employment with the Company or a Subsidiary of the Company terminates pursuant to a Qualifying Termination Event within the 12-month period beginning on the Change in Control and ending at the end of the first anniversary of the Change in Control, any unvested Awarded Restricted Stock Units shall become vested subject to Participant’s (or Participant’s legal representative’s, heir’s, legatee’s or distributee’s, as applicable) timely execution of a general release of claims no later than 45 days following such Qualifying Termination Event in a form satisfactory to the Company and, if applicable, Participant’s (or Participant’s legal representative’s, heir’s, legatee’s or distributee’s, as applicable) failure to revoke such execution or signature in accordance with the terms of such release during the Consideration Period. If the Consideration Period spans two calendar years, then, subject to execution and non-revocation of the release, any unvested Awarded Restricted Stock Units shall become vested and be settled in the second calendar year.
5.Allotment and Issuance of Shares. As soon as practicable following the date any such Awarded Restricted Stock Units vest, but in any event no later than 70 days following the date on which the Awarded Restricted Stock Units vest, the Company shall either (a) settle in cash the Awarded Restricted Stock Units in which Participant vests or (b) allot and issue or transfer to Participant one Share in settlement of any such Awarded Restricted Stock Units and, in each case, in full satisfaction of such Awarded Restricted Stock Units. The determination of whether the Awarded Restricted Stock Units that become vested shall be settled in cash or in Shares shall be made at the sole discretion of the Committee and, the Committee’s ability to determine that the Awarded Restricted Stock Units that become vested be settled in Shares is contingent upon shareholder approval of the Plan at the meeting, expected to occur on or around 30 November 2023.

6.No Rights as Shareholder. Except as provided in Section 7, Participant shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder, with respect to the Shares subject to the Awarded Restricted Stock Units, unless and until and to the extent such Shares are allotted and issued or transferred to Participant as provided herein.
7.Dividend Equivalents. In connection with the Awarded Restricted Stock Units the Company hereby awards to Participant Dividend Equivalents with respect to any cash dividends payable with respect to the Shares. Such cash Dividend Equivalents shall be payable at the same time, and shall be subject to the same conditions, that are applicable to the Awarded Restricted Stock Units, and shall be payable in cash at the same time of settlement of the underlying Awarded Restricted Stock Unit that ultimately vest. Accordingly, the right to receive such cash Dividend Equivalent payments shall be forfeited to the extent that the Awarded Restricted Stock Units do not vest, are forfeited, are acquired by the Company or are otherwise cancelled pursuant to this Agreement.
8.Arrangements and Procedures Regarding Withholding Taxes.
(a)Participant shall make arrangements satisfactory to the Committee for the payment of taxes and social security obligations of any kind that are required by law to be withheld with respect to the Awarded Restricted Stock Units or the Dividend Equivalents awarded under this Agreement, including, without limitation, taxes applicable to (i) the awarding of the Awarded Restricted Stock Units or the payment of cash or allotment and issuance or transfer of Shares in settlement thereof, or (ii) the awarding of the Dividend Equivalents or the payments made with respect thereto.
(b)Unless and until the Committee shall determine otherwise and provide notice to Participant in accordance with Section 8(c), any obligation of Participant under Section 8(a) that arises with respect to the payment of cash or allotment and issuance, transfer or delivery of Shares in settlement of Awarded Restricted Stock Units that have become vested may be satisfied, in accordance with procedures adopted by the Committee, by (i) Participant’s forfeiture or surrender of the right to require the Company to allot and issue, transfer or deliver Shares subject to such Awarded Restricted Stock Units, (ii) causing such Awarded Restricted Stock Units to be settled partly in cash or (iii) otherwise reducing the number of Shares to be issued and/or reacquiring a portion of such Shares. In the case of Shares as to which the right to require allotment and issuance, transfer or delivery is forfeited or surrendered pursuant to clause (i) and Shares not issued or reacquired pursuant to clause (iii) such Shares or rights shall be valued at the Fair Market Value (of such Shares or the Shares to which such rights relate, as the case may be) as of the date on which the taxable event that gives rise to the withholding requirement occurs.
(c)The Committee may determine, after the Grant Date and on notice to Participant, to authorize one or more arrangements (in addition to or in lieu of the arrangement described in Section 8(b)) satisfactory to the Committee for Participant to satisfy the obligation of Participant under Section 8(a).

(d)If Participant does not, for whatever reason, satisfy the obligation of Participant under Section 8(a), then the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to Participant the amount required to satisfy the obligation of Participant under such Section 8(a).
9.Restrictive Covenants. Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which Participant may be a party, Participant shall be subject to the confidentiality and restrictive covenants set forth in this Section 9.
(a)Non-Competition. Participant shall not, for the duration of Participant’s employment and for the six-month period following the termination of Participant’s employment, be employed in, or carry on for Participant’s own account or for any other person, or provide advisory services to (whether directly or indirectly), or be a director of any company, business or venture, which is, or is about to be in competition with the Company, or is likely to result in the intentional or unintentional disclosure or use of Confidential Information by Participant in order for Participant to properly discharge Participant’s duties.
(b)Non-Solicitation. Participant shall not, for the duration of Participant’s employment and for the six-month period following the termination of Participant’s employment (either on Participant’s own behalf or for or with any other person), whether directly or indirectly, (i) solicit or entice or endeavor to solicit or entice any Employee to leave such Employee’s employment with or cease such Employee’s directorship or consultancy with the Company or a Subsidiary of the Company, whether or not that person would breach any obligations owed to the Company or any Subsidiary of the Company by so doing or offer employment or any contract for services to or employ or engage any Employee, or (ii) in respect of any Goods or Services, solicit, facilitate the solicitation of, or canvass the custom or business of any Customer solicit, facilitate the solicitation of, or canvas the custom or business of any Prospective Customer.
(c)Non-Interference. Participant shall not, for the duration of Participant’s employment and for the six-month period following the termination of Participant’s employment, (either on Participant’s own behalf or for or with any other person), whether directly or indirectly, (i) in regards to any Customer or Prospective Customer, (A) deal with or supply any Customer, or (B) deal with or supply any Prospective Customer; or (ii) in regards to any Supplier, (A) deal with or accept the supply of any goods or services from any Supplier where such supply is likely to be to the detriment of any Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Company or, where the value of the Company’s arrangement with the Supplier is diminished; or (B) solicit, facilitate the solicitation of, or canvass the supply of any goods or services from any Supplier where such supply is likely to be to the detriment of any Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Company, or where the value of the Company’s arrangement with the Supplier is diminished.

(d)Confidential Information. Participant shall not (except in the proper performance of Participant’s duties) use or disclose to any person, company or other organization (and shall use every reasonable endeavor to prevent the publication or disclosure of) any of the trade secrets or confidential information of the Company or any Subsidiary of the Company. This restriction shall continue to apply after the termination of Participant’s employment but will not apply to information or knowledge which may come into the public domain other than through unauthorized disclosure, or any use or disclosure authorized by the Board or required by law. For purposes of this Section 9(c), “trade secrets” and “confidential information” will include but not be limited to: (i) information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or serve of the Company; (ii) secret formulae, processes, inventions, designed, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or services of the Company; (iii) lists or details or customers, potential customers or suppliers of the arrangements made with any customer or supplier of the Company; (iv) any information in respect of which the Company owes an obligation of confidentiality to any third party (provided that with respect to such third party Participant knows or reasonably should have known that the third party provided it to the Company on a confidential basis); (v) information and details of and concerning the engagement, employment and termination of employment of Participant and any other personnel; (vi) information concerning any litigation proposed, in progress or settled; and, (vii) any other information in whatever form (written, oral, visual and electronic) concerning the confidential affairs of the Company.
(e)Non-Disparagement. During the term of Participant’s employment with the Company or a Subsidiary of the Company and thereafter in perpetuity, Participant shall not, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any Subsidiary of the Company, successors, directors or officers. The foregoing shall not be violated by Participant’s truthful responses to legal process or inquiry by a governmental authority.
(f)Definitions. For purposes of this Section 9:
i)“Company” shall mean, for purposes of this Section 9 only, the Company and any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Participant worked or had responsibility at the time of termination of Participant’s employment and at any time during the twelve (12) month period prior to such termination.
ii)“Confidential Information” shall have the meaning given to trade secrets and confidential information in Section 9(d).
iii)“Customer” shall mean any person who at any time during the 12 months immediately preceding the termination of Participant’s employment was a customer of the Company with whom Participant had material dealings or in relation to whom he acquired confidential information.
iv)“Employee” shall mean any individual who is employed or engaged by the Company, or any person who, during the 12 months immediately preceding the termination of Participant’s employment, is or was employed or engaged by the Company.
v)“Goods and/or Services” shall mean any goods and/or services competitive with those supplied by the Company at any time during the 12 months immediately preceding the termination of Participant’s employment and in relation to which Participant was materially involved or concerned or for which Participant was directly responsible during that time.
vi)“Prospective Customer” shall mean any person who was at any time during the 12 months immediately preceding the termination of Participant’s employment engaged in negotiations, with which Participant was personally involved, with the Company with a view to obtaining Goods and/or Services from the Company or in relation to whom Participant has acquired Confidential Information.
vii)“Supplier” shall mean any person with whom Participant had material dealings at any time during the 12 months immediately preceding the termination of Participant’s employment and who during that period supplied goods or services to the Company on terms other than those available to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise.
10.Forfeiture Events. Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the Awarded Restricted Stock Units, under the Awarded Restricted Stock Units, including the right to any cash or Shares acquired upon the vesting of the Awarded Restricted Stock Units or proceeds from the disposition thereof are subject to any clawback or recoupment policy of the Company. In addition, if Participant (i) is terminated for Cause (or, within one year following Participant’s termination other than for Cause, the Committee determines that the Company had grounds to terminate the Participant for Cause) or (ii) violates any restrictive covenants to which Participant is subject, whether set forth in this Agreement or elsewhere, the Committee, in its sole discretion, may require Participant to surrender and return to the Company all or any cash or sell or transfer to the Company (for no further consideration) Shares received in connection with the vesting of the Awarded Restricted Stock Units, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by Participant on the sale of such Shares.
11.Non-Assignability. This Agreement is not assignable or transferable by Participant. No right or interest of Participant under this Agreement or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law, either in such form as is acceptable to the committee), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Participant.
12.Plan Provisions. The Awarded Restricted Stock Units and the Dividend Equivalents subject to this Agreement shall be governed by and subject to all applicable provisions of the Plan. This Agreement is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Agreement.
13.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are preempted by federal law of the United States or by the laws of England.
14.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
15.Prior Communications; Amendment. This Agreement, together with any Schedules and Exhibits and any other writings referred to herein or delivered pursuant hereto, evidences the Award granted hereunder, which shall be subject to the restrictions, terms and conditions hereof, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Agreement may only be amended, modified and supplemented in accordance with the applicable terms and conditions set forth in the Plan.
16.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:
(a)If to the Company, when delivered by hand or mail (registered or certified mail with postage prepaid) to:
Seadrill Management Limited,
11025 Equity Drive
Suite 150
Houston, Texas 77041
Attention: General Counsel

(b)If to Participant, when delivered by hand or mail (registered or certified mail with postage prepaid) to:
The last known address and number for Participant as maintained in the personnel records of the Company.
For purposes of this Section 16, the Company shall provide Participant with written notice of any change of the Company’s address, and Participant shall be responsible for providing the Company with proper notice of any change of Participant’s address pursuant to the Company’s personnel policies, and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.
17.Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
18.Description Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.
19.Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
20.References. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”
21.Unfunded Awards. The awards made under this Agreement are unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions hereof, and to the extent that Participant acquires a right to receive compensation from the Company or a Subsidiary of the Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or such affiliate.
22.Compliance with Code Section 409A. The compensation payable to or with respect to Participant pursuant to the Awarded Restricted Stock Units is intended to be compensation that is exempt from Code Section 409A or, to the extent subject to Code Section 409A, compliant with Code Section 409A or not subject to the tax imposed by Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.
IN WITNESS WHEREOF, the Company has signed and delivered this Agreement as of the date first above written.
Seadrill Limited

By:__________________________________
Name:
Title:

Acknowledged, Agreed and Accepted:

___________________________________
[Participant]

SCHEDULE I
SEADRILL LIMITED
2022 MANAGEMENT INCENTIVE PLAN
VESTING DATES
FOR AWARD OF TIME-VESTED RESTRICTED STOCK UNITS
The Committee has determined that the following specified vesting dates shall be applicable to the Awarded Restricted Stock Units awarded pursuant to this Agreement:
Vesting Dates
(i)    One-half of the Awarded Restricted Stock Units shall vest on the first anniversary of the Grant Date; and
(ii)    One-half of the Awarded Restricted Stock Units shall vest on the second anniversary of the Grant Date.
For purposes of this Agreement, each date on which the Awarded Restricted Stock Units vest shall be referred to as a “Vesting Date.”

11